Exhibit 5.2

[JACKSON WALKER LETTERHEAD]

October 12, 2011

Joy Global Inc.

100 East Wisconsin Ave, Suite 2780

Milwaukee, Wisconsin 53202

(414) 319-8500

Ladies and Gentlemen:

We have acted as special Texas counsel to LeTourneau Technologies, Inc., a Texas corporation (the “Texas Guarantor”), a wholly owned subsidiary of Joy Global Inc., a Delaware corporation (the “Company”), in connection with the prospectus, dated October 6, 2011 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated October 6, 2011 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on October 6, 2011 and the offer and sale of: (i) $500,000,000 in aggregate principal amount of the Company’s 5.125% Senior Notes due 2021 (the “Notes”) and (ii) guarantees of the Notes (the “Note Guarantees”) by the Texas Guarantor and certain other subsidiaries of the (collectively, the “Guarantors”), in each case to be issued pursuant to the Indenture, dated as of November 10, 2006 (the “Base Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of October 12, 2011 (the “Supplemental Indenture”), among the Company, the Guarantors and the Trustee (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”).

In our capacity as special counsel for the Texas Guarantor, we have examined the originals, copies or forms, certified or otherwise identified to our satisfaction, of the Prospectus, the Supplemental Indenture, the Restated Certificate of Formation of the Texas Guarantor, and the Amended and Restated Bylaws of the Texas Guarantor. In addition, we have examined and relied upon such certificates of public officials and other certificates, opinions and instruments as we have deemed relevant and necessary as a basis for our opinion hereinafter set forth. As to matters of fact material to our opinion, we have, when relevant facts were not independently established, relied upon certificates of representatives of the Company and the Texas Guarantor, and have not conducted any special inquiry or investigation in respect of such matters. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed further that the Trustee has duly authorized, executed and delivered the Indenture.

Based upon the foregoing and having due regard for the legal considerations we deem relevant, and subject to the further qualifications and limitations hereinafter set forth, we are of the opinion that:

1. The Texas Guarantor is a corporation validly existing and in good standing under the Texas Business Organizations Code, as amended (the “TBOC”), and has the corporate power and authority under the TBOC to execute and deliver the Note Guarantees and the Supplemental Indenture and to perform its obligations thereunder.

2. The execution and delivery by the Texas Guarantor of the Note Guarantees and the Supplemental Indenture and the performance by the Texas Guarantor of its obligations thereunder have been duly and validly authorized by all necessary corporate action of the Texas Guarantor.

We are members of the Bar of the State of Texas. This opinion relates only to the Federal laws of the United States of America and the laws of the State of Texas as currently in effect, and we express no opinion with regard to any matters that may be governed or affected by any other laws.

This opinion is limited solely to the matters stated herein, and no opinion is to be inferred or may be implied beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Company’s Current Report on Form 8-K, to be filed on October 12, 2011. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder. This opinion letter may be relied upon by Covington & Burling, LLP, as if it were addressed to it, in rendering its opinions in connection with the registration of the offer and sale of the Notes and the sale and issuance of the Notes as described in the Prospectus.

Very truly yours,

/s/ JACKSON WALKER L.L.P.